Home Bancorp Announces 2019 Third Quarter Results And Increases Quarterly Dividend By 5%

LAFAYETTE, La., Oct. 29, 2019 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank, N.A. (the "Bank") (www.home24bank.com), reported financial results for the third quarter of 2019. For the quarter, the Company reported net income of $6.9 million, or $0.75 per diluted common share ("EPS"), compared to $6.6 million, or $0.71 EPS, for the second quarter of 2019.

Key performance metrics for the third quarter of 2019 (compared to the second quarter 2019) include:

  Loans increased $14.5 million, or 3% annualized;
  Nonperforming loans decreased $1.0 million, or 4%;
  Return on average assets, return on average equity and return on average tangible common equity were 1.23%, 8.64% and 11.39%, respectively;
  The net interest margin declined 24 basis points, 14 basis points of which were due to the write-off of the FDIC loss sharing indemnification receivable;
  Noninterest income included a non-taxable life insurance benefit of $1.2 million;
  Noninterest expense included $287,000 (pre-tax) in costs related to the departure of a former executive;
  The Company repurchased 123,902 shares of common stock at an average price of $37.32 per share; and
  Bank capital remained strong with a common equity ratio of 14.19% at quarter end.

"The loan portfolio grew by 3% on an annualized basis and deposit rates increased at a slower pace during the quarter," said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, "Our momentum is building because our bankers are focused on adding value to our customers, serving our communities, and providing a strong return for our shareholders."

The Company also announced that its Board of Directors increased its quarterly cash dividend on shares of its common stock to $0.22 per share payable on November 22, 2019, to shareholders of record as of November 8, 2019.

Loans and Credit Quality

Loans totaled $1.7 billion at September 30, 2019, up $14.5 million, or 1%, from June 30, 2019. Third quarter net loan growth was primarily driven by increases in commercial real estate ("CRE") loans (up $27.5 million, or 4%) and multi-family residential loans (up $8.9 million, or 19%). CRE loan growth was strongest in the Acadiana and New Orleans markets. Multi-family residential loan growth was focused in the New Orleans market.

CRE and multi-family loan growth was partially offset by net declines in construction and land loans (down $11.3 million, or 6%) and residential mortgage loans (down $9.9 million, or 2%). Construction and land loans decreased primarily due to the completion of the construction phase of certain larger construction loans and their conversion to permanent CRE loans.

The following table sets forth the composition of the Company's loan portfolio as of the dates indicated.

	September 30,	June 30,	Increase/(Decrease)
(dollars in thousands)	2019	2019	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$432,964	$442,896	$(9,932)	(2)%
Home equity loans and lines	81,835	81,794	41	-
Commercial real estate	719,392	691,939	27,453	4
Construction and land	188,879	200,153	(11,274)	(6)
Multi-family residential	56,733	47,827	8,906	19
Total real estate loans	1,479,803	1,464,609	15,194	1
Other loans:
Commercial and industrial	180,264	179,394	870	-
Consumer	47,375	48,945	(1,570)	(3)
Total other loans	227,639	228,339	(700)	-
Total loans	$1,707,442	$1,692,948	$14,494	1%

Nonperforming assets ("NPAs"), excluding purchased credit impaired loans, totaled $27.6 million at September 30, 2019, down $354,000, or 1%, compared to June 30, 2019. During the quarter, the Company transferred into other real estate owned $1.3 million of surplus bank-owned real estate, consisting of two unoccupied buildings acquired through mergers and two closed branches. The ratio of NPAs to total assets was 1.24% at September 30, 2019, compared to 1.26% at June 30, 2019. Nonperforming loans ("NPLs"), excluding purchased credit impaired loans, totaled $25.0 million at September 30, 2019, down $1.0 million, or 4%, compared to June 30, 2019. The ratio of NPLs to total assets was 1.13% at September 30, 2019, compared to 1.17% at June 30, 2019.

The Company recorded net loan charge-offs of $787,000 during the third quarter of 2019, compared to net loan charge-offs of $96,000 for the second quarter of 2019. The Company's provision for loan losses for the third quarter of 2019 was $1.1 million, compared to $765,000 for the second quarter of 2019. The increase in net loan charge-offs and the provision for loan losses was primarily due to a previously recognized non-performing commercial relationship which filed for bankruptcy during the third quarter of 2019.

The ratio of the allowance for loan losses to total loans was 1.03% at September 30, 2019, compared to 1.02% at June 30, 2019. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.29% at September 30, 2019, compared to 1.33% at June 30, 2019. The decrease in the allowance for loan losses attributable to originated loans was primarily due to improvement in risk ratings and general economic conditions.

Direct Energy Exposure

The outstanding balance of direct loans to borrowers in the energy sector totaled $40.1 million, or 2% of total outstanding loans, at September 30, 2019, compared to $40.5 million, or 2% of total outstanding loans, at June 30, 2019. Unfunded loan commitments to customers in the energy sector totaled $6.0 million at September 30, 2019, compared to $7.3 million at June 30, 2019. At September 30, 2019, loans constituting 95% of the balance of the direct energy-related portfolio were performing in accordance with their original loan agreements. The Company holds no shared national credits.

The allowance for loan losses attributable to originated direct energy-related loans totaled 2.40% of the outstanding balance of originated energy-related portfolio at September 30, 2019, compared to 2.58% at June 30, 2019.

Deposits

Total deposits were $1.8 billion at September 30, 2019, up $2.2 million, or less than 1%, from June 30, 2019. The following table sets forth the composition of the Company's deposits as of the dates indicated.

	September 30,	June 30,	Increase/(Decrease)
(dollars in thousands)	2019	2019	Amount	Percent
Demand deposits	$446,742	$449,402	$(2,660)	(1)%
Savings	204,807	205,798	(991)	-
Money market	272,489	278,514	(6,025)	(2)
NOW	513,440	506,025	7,415	1
Certificates of deposit	393,928	389,430	4,498	1
Total deposits	$1,831,406	$1,829,169	$2,237	-%

Share Repurchases

During the third quarter, the Company completed the remaining share repurchases under the 2016 Repurchase Plan and announced the approval of a new repurchase program (the "2019 Repurchase Plan"). The Company repurchased 123,902 shares of its common stock during the third quarter of 2019 at an average price per share of $37.32. An additional 464,987 shares remain eligible for purchase under the 2019 Repurchase Plan. The book value per share and tangible book value per share of the Company's common stock was $33.72 and $26.77, respectively, at September 30, 2019.

Net Interest Income

Net interest income for the third quarter of 2019 was $21.1 million, down $734,000, or 3%, from the second quarter of 2019. Interest income for the third quarter was reduced by $680,000 (pre-tax) due to the write-off of the Company's FDIC loss sharing indemnification receivable. This write-off significantly decreased loan accretion income for the third quarter. The receivable represented the present value of expected reimbursable losses on acquired loans covered by a FDIC loss sharing agreement. Loans covered by the agreement, which expires in March 2020, have performed better than originally projected and the Company does not expect to incur any reimbursable losses during the remaining term of the loss sharing agreement. The loss sharing agreement was entered in connection with the Company's acquisition of certain assets and liabilities of Statewide Bank in a FDIC assisted transaction in 2010. During the first six months of 2019, amortization of the FDIC loss sharing indemnification receivable reduced net interest income by $293,000 (pre-tax). Loan accretion income totaled $1.0 million during the second quarter of 2019 and $420,000 during the third quarter of 2019.

The Company's net interest margin was 4.12% for the third quarter of 2019, a decline of 24 basis points from the second quarter of 2019, 14 basis points of which were attributable to the write-off of the FDIC loss sharing indemnification receivable. The write-off reduced the average yield on loans for the third quarter of 2019 by 16 basis points. The cost of interest-bearing liabilities increased six basis points compared to the second quarter of 2019.

The following table sets forth the Company's average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent ("TE") yields on investment securities are calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	September 30, 2019			June 30, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable:
Originated loans	$1,193,759	$16,534	5.45%	$1,136,566	$15,841	5.53%
Acquired loans	504,287	7,028	5.49	529,275	7,971	5.99
Total loans receivable	1,698,046	23,562	5.46	1,665,841	23,812	5.68
Investment securities (TE)	261,778	1,515	2.36	271,267	1,729	2.60
Other interest-earning assets	58,878	397	2.68	55,959	380	2.72
Total interest-earning assets	$2,018,702	$25,474	4.98%	$1,993,067	$25,921	5.18%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$991,248	$2,215	0.89%	$985,349	$2,097	0.85%
Certificates of deposit	392,214	1,835	1.86	383,345	1,638	1.71
Total interest-bearing deposits	1,383,462	4,050	1.16	1,368,694	3,735	1.09
Other borrowings	5,550	53	3.80	5,539	53	3.84
FHLB advances	51,166	230	1.80	57,182	258	1.80
Total interest-bearing liabilities	$1,440,178	$4,333	1.19%	$1,431,415	$4,046	1.13%

Net interest spread (TE)			3.79%			4.05%
Net interest margin (TE)			4.12%			4.36%

Noninterest Income

Noninterest income for the third quarter of 2019 was $4.8 million, up $1.8 million, or 60%, from the second quarter of 2019 due primarily to the increase in income from bank-owned life insurance and the absence of write-downs on bank properties. The Company received a non-taxable life insurance benefit of $1.2 million following the death of a former employee during the third quarter of 2019. In the second quarter of 2019, write-downs of several bank properties reduced noninterest income by $347,000 (pre-tax). Noninterest income for the third quarter of 2019 also benefited from increases in service fees and charges (up $103,000, or 7%) and gains on the sale of loans (up $107,000, or 43%) compared to the second quarter of 2019.

Noninterest Expense

Noninterest expense for the third quarter of 2019 totaled $16.6 million, up $658,000, or 4%, compared to the second quarter of 2019. The increase primarily resulted from higher compensation and benefits and data processing and communication expenses, partially offset by the absence of certain occupancy costs recorded in the second quarter of 2019. The rise in compensation and benefits (up $653,000, or 7%) was primarily driven by $287,000 (pre-tax) of costs related to the departure of a former executive and an increase in employee health care costs. The increase in data processing and communication expense (up $168,000, or 10.5%) was primarily due to the renewal of software maintenance contracts related to the Company's core service provider. During the second quarter of 2019, $291,000 (pre-tax) of occupancy expenses were incurred to terminate lease space acquired through a previous merger. Similar occupancy costs were not incurred for the third quarter.

Income Tax Expense

Income tax expense for the third quarter of 2019 totaled $1.3 million, down $252,000, or 16%, from the second quarter of 2019. The Company's effective tax rate was 16.0% for the third quarter of 2019, compared to 19.1% for the second quarter of 2019. Income tax expense decreased primarily due to the increase in non-taxable earnings from bank-owned life insurance.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes acquired loans and intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company's financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	For the Three Months Ended
(dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	September 30, 2018

Reported net income	$6,856	$6,580	$8,262
Add: CDI amortization, net tax	311	314	355
Non-GAAP tangible income	$7,167	$6,894	$8,617

Total Assets	$2,218,040	$2,220,386	$2,140,530
Less: Intangible assets	64,854	65,247	66,493
Non-GAAP tangible assets	$2,153,186	$2,155,139	$2,074,037

Total shareholders' equity	$314,677	$313,494	$295,688
Less: Intangible assets	64,854	65,247	66,493
Non-GAAP tangible shareholders' equity	$249,823	$248,247	$229,195

Originated loans	$1,215,539	$1,177,630	$1,042,198
Acquired loans	491,903	515,318	590,821
Total loans	$1,707,442	$1,692,948	$1,633,019

Originated allowance for loan losses	$15,694	$15,635	$14,392
Acquired allowance for loan losses	1,904	1,604	1,351
Total allowance for loan losses	$17,598	$17,239	$15,743

Return on average equity	8.64%	8.48%	11.17%
Add: Average intangible assets	2.75	2.77	3.92
Non-GAAP return on average tangible common equity	11.39%	11.25%	15.09%

Common equity ratio	14.19%	14.12%	13.81%
Less: Intangible assets	2.59	2.60	2.76
Non-GAAP tangible common equity ratio	11.60%	11.52%	11.05%

Book value per share	$33.72	$33.20	$31.19
Less: Intangible assets	6.95	6.91	7.01
Non-GAAP tangible book value per share	$26.77	$26.29	$24.18

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2018, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

	September 30,	December 31,	%	September 30,	June 30,
(dollars in thousands)	2019	2018	Change	2018	2019
Assets
Cash and cash equivalents	$61,289	$59,618	3%	$61,724	$71,325
Interest-bearing deposits in banks	449	939	(52)	1,184	694
Investment securities available for sale, at fair value	255,114	260,131	(2)	258,948	261,626
Investment securities held to maturity	7,193	10,872	(34)	10,942	8,163
Mortgage loans held for sale	6,909	2,086	231	3,470	4,501
Loans, net of unearned income	1,707,442	1,649,754	3	1,633,019	1,692,948
Allowance for loan losses	(17,598)	(16,348)	8	(15,743)	(17,239)
Total loans, net of allowance for loan losses	1,689,844	1,633,406	3	1,617,276	1,675,709
Office properties and equipment, net	46,362	47,124	(2)	45,758	47,698
Cash surrender value of bank-owned life insurance	39,228	29,560	33	29,394	39,927
Goodwill and core deposit intangibles	64,854	66,055	(2)	66,493	65,247
Accrued interest receivable and other assets	46,798	43,867	7	45,341	45,496
Total Assets	$2,218,040	$2,153,658	3	$2,140,530	$2,220,386

Liabilities
Deposits	$1,831,406	$1,773,217	3%	$1,771,312	$1,829,169
Other Borrowings	5,539	5,539	-	-	5,539
Federal Home Loan Bank advances	47,853	58,698	(18)	59,577	54,615
Accrued interest payable and other liabilities	18,565	12,164	53	13,953	17,569
Total Liabilities	1,903,363	1,849,618	3	1,844,842	1,906,892

Shareholders' Equity
Common stock	93	95	(2)%	95	94
Additional paid-in capital	168,822	168,243	-	167,942	169,233
Common stock acquired by benefit plans	(3,260)	(3,539)	(8)	(3,648)	(3,351)
Retained earnings	147,841	141,447	5	135,848	146,348
Accumulated other comprehensive income (loss)	1,181	(2,206)	154	(4,549)	1,170
Total Shareholders' Equity	314,677	304,040	3	295,688	313,494
Total Liabilities and Shareholders' Equity	$2,218,040	$2,153,658	3	$2,140,530	$2,220,386

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	For The Three Months Ended September 30,		%	For The Nine Months Ended September 30,		%
(dollars in thousands except per share data)	2019	2018	Change	2019	2018	Change
Interest Income
Loans, including fees	$23,562	$24,118	(2)%	$70,572	$70,448	-%
Investment securities	1,515	1,694	(11)	5,052	4,898	3
Other investments and deposits	397	297	34	1,140	1,063	7
Total interest income	25,474	26,109	(2)	76,764	76,409	-

Interest Expense
Deposits	4,050	2,312	75%	11,116	6,142	81%
Other borrowings	53	-	-	159	-	-
Federal Home Loan Bank advances	230	287	(20)	751	916	(18)
Total interest expense	4,333	2,599	67	12,026	7,058	70
Net interest income	21,141	23,510	(10)	64,738	69,351	(7)
Provision for loan losses	1,146	786	46	2,301	2,331	(1)
Net interest income after provision for loan losses	19,995	22,724	(12)	62,437	67,020	(7)

Noninterest Income
Service fees and charges	1,516	1,638	(7)%	4,396	4,812	(9)%
Bank card fees	1,141	1,110	3	3,414	3,405	-
Gain on sale of loans, net	355	206	72	758	614	23
Income from bank-owned life insurance	1,464	166	782	1,831	490	274
(Loss) gain on the closure or sale of assets, net	(8)	(68)	88	(336)	77	(536)
Other income	306	289	6	853	770	11
Total noninterest income	4,774	3,341	43	10,916	10,168	7

Noninterest Expense
Compensation and benefits	10,266	9,328	10%	28,977	27,492	5%
Occupancy	1,791	1,661	8	5,405	5,055	7
Marketing and advertising	418	329	27	997	939	6
Data processing and communication	1,764	1,804	(2)	4,782	5,827	(18)
Professional fees	227	265	(14)	684	856	(20)
Forms, printing and supplies	172	180	(4)	514	811	(37)
Franchise and shares tax	399	362	10	1,196	1,091	10
Regulatory fees	127	455	(72)	717	1,177	(39)
Foreclosed assets, net	47	58	(19)	328	247	33
Amortization of acquisition intangible	393	450	(13)	1,201	1,407	(15)
Other expenses	1,006	804	25	3,052	2,706	13
Total noninterest expense	16,610	15,696	6	47,853	47,608	1
Income before income tax expense	8,159	10,369	(21)	25,500	29,580	(14)
Income tax expense	1,303	2,107	(38)	4,174	6,079	(31)
Net income	$6,856	$8,262	(17)	$21,326	$23,501	(9)

Earnings per share - basic	$0.76	$0.91	(17)%	$2.34	$2.59	(10)%
Earnings per share - diluted	$0.75	$0.89	(15)	$2.32	$2.53	(8)

Cash dividends declared per common share	$0.21	$0.19	11%	$0.62	$0.51	22%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	For The Three Months Ended			For The Three
	September 30,		%	Months Ended	%
(dollars in thousands except per share data)	2019	2018	Change	June 30, 2019	Change

EARNINGS DATA
Total interest income	$25,474	$26,109	(2)%	$25,921	(2)%
Total interest expense	4,333	2,599	67	4,046	7
Net interest income	21,141	23,510	(10)	21,875	(3)
Provision for loan losses	1,146	786	46	765	50
Total noninterest income	4,774	3,341	43	2,977	60
Total noninterest expense	16,610	15,696	6	15,952	4
Income tax expense	1,303	2,107	(38)	1,555	(16)
Net income	$6,856	$8,262	(17)	6,580	4

AVERAGE BALANCE SHEET DATA
Total assets	$2,217,178	$2,137,422	4%	$2,190,604	1%
Total interest-earning assets	2,018,702	1,958,820	3	1,993,067	1
Total loans	1,698,046	1,631,839	4	1,665,841	2
Total interest-bearing deposits	1,383,462	1,330,227	4	1,368,694	1
Total interest-bearing liabilities	1,440,178	1,394,436	3	1,431,415	1
Total deposits	1,827,689	1,775,846	3	1,810,377	1
Total shareholders' equity	314,773	293,367	7	311,308	1

SELECTED RATIOS (1)
Return on average assets	1.23%	1.53%	(20)%	1.20%	2%
Return on average equity	8.64	11.17	(23)	8.48	2
Common equity ratio	14.19	13.81	3	14.12	-
Efficiency ratio (2)	64.09	58.46	10	64.19	-
Average equity to average assets	14.20	13.73	3	14.21	-
Tier 1 leverage capital ratio(3)	11.12	10.73	4	11.15	-
Total risk-based capital ratio(3)	15.25	14.90	2	15.75	(3)
Net interest margin (4)	4.12	4.74	(13)	4.36	(6)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio(5)	11.60%	11.05%	5%	11.52%	1%
Return on average tangible common equity(6)	11.39	15.09	(25)	11.25	1

PER SHARE DATA
Earnings per share - basic	$0.76	$0.91	(17)%	$0.72	5%
Earnings per share - diluted	0.75	0.89	(15)	0.71	5
Book value at period end	33.72	31.19	8	33.20	2
Tangible book value at period end	26.77	24.18	11	26.29	2
Shares outstanding at period end	9,331,099	9,479,611	(2)	9,441,800	(1)
Weighted average shares outstanding			-		-
Basic	9,058,600	9,098,206	-%	9,155,074	(1)%
Diluted	9,107,167	9,321,360	(2)	9,207,880	(1)
____________________________________________________________________
(1)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Estimated capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)	Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)

Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)

	September 30, 2019			June 30, 2019			September 30, 2018
(dollars in thousands)	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total

CREDIT QUALITY(1)
Nonaccrual loans(2)	$11,785	$13,221	$25,006	$10,945	$15,027	$25,972	$5,070	$15,805	$20,875
Accruing loans past due 90 days and over	-	-	-	-	-	-	-	-	-
Total nonperforming loans	11,785	13,221	25,006	10,945	15,027	25,972	5,070	15,805	20,875
Foreclosed assets and ORE	1,880	712	2,592	1,893	87	1,980	485	86	571
Total nonperforming assets	13,665	13,933	27,598	12,838	15,114	27,952	5,555	15,891	21,446
Performing troubled debt restructurings	213	1,712	1,925	217	1,080	1,297	288	1,338	1,626
Total nonperforming assets and troubled debt restructurings	$13,878	$15,645	$29,523	$13,055	$16,194	$29,249	$5,843	$17,229	$23,072

Nonperforming assets to total assets			1.24%			1.26%			1.00%
Nonperforming loans to total assets			1.13			1.17			0.98
Nonperforming loans to total loans			1.46			1.53			1.28
Allowance for loan losses to nonperforming assets			63.77			61.67			73.41
Allowance for loan losses to nonperforming loans			70.38			66.38			75.42
Allowance for loan losses to total loans			1.03			1.02			0.96

Year-to-date loan charge-offs			$1,118			$288			$1,564
Year-to-date loan recoveries			67			24			169
Year-to-date net loan charge-offs			$1,051			$264			$1,395
Annualized YTD net loan charge-offs to average loans			0.08%			0.03%			0.11%
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(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Purchased credit impaired loans accounted for in pools with an accretable yield are considered to be performing and are excluded from nonperforming loans. It is our policy to cease accruing interest on loans 90 days or more past due. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE).  Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

(2)

Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $8.8 million, $9.9 million and $9.0 million at September 30, 2019, June 30, 2019 and September 30, 2018, respectively.  Acquired restructured loans placed on nonaccrual totaled $2.0 million, $1.9 million and $868,000 at September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

CONTACT: John W. Bordelon, President and CEO (337) 237-1960